Exhibit 5.1

[Baker & McKenzie LLP letterhead]

September 24, 2013

Sotherly Hotels LP

410 W. Francis Street

Williamsburg, VA 23185

RE:	Registration Statement on Form S-11 Filed Pursuant to Rule 462(b)

Ladies and Gentlemen:

We have acted as counsel for Sotherly Hotels LP, a Delaware limited partnership (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “SEC”) of the above-referenced registration statement on Form S-11, and all amendments thereto (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration by the Company of up to an additional $4,600,000 principal amount of the Company’s Senior Unsecured Notes due 2018 (the “Notes”). The Registration Statement relates to the Company’s registration statement on Form S-11, as amended (File No. 333-189821), initially filed by the Company on July 3, 2013 and declared effective by the SEC on September 24, 2013 (the “Initial Registration Statement”). The Notes will be issued pursuant to an indenture, by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”) in the form filed as Exhibit 1.1 to the Company’s Initial Registration Statement, as such indenture may be amended or supplemented from time to time (the “Indenture”).

We have reviewed the Initial Registration Statement, the Registration Statement and the form of Indenture. We have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of Sotherly Hotels Inc., a Maryland corporation and the general partner of the Company, and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, we are of the opinion that the Notes have been duly and validly authorized, and when (i) the Indenture has been duly authorized, executed and delivered by the Company and the Trustee, (ii) the Registration Statement has been filed and has become effective and the Trustee has been qualified to act as such under the Trust Indenture Act of 1939, as amended, and (iii) the Notes have been issued in accordance with the terms of the Indenture and any resolutions adopted by the general partner of the Company or a duly authorized committee thereof relating thereto, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, liquidation, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

The opinion expressed above is limited to the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act (including all applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws), and the federal laws of the United States of America as in effect on the date hereof. We undertake no obligation to advise you as a result of developments occurring after the date hereof as a result of facts or circumstances brought to our attention after the date hereof.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP